PRICING SUPPLEMENT NO. 13 DATED OCTOBER 11, 1996
(To Prospectus Dated July 26, 1996, as Supplemented
August 2, 1996)

                  COUNTRYWIDE HOME LOANS, INC.
                   MEDIUM-TERM NOTES, SERIES E
           DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
             PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
      AND INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY
               COUNTRYWIDE CREDIT INDUSTRIES, INC.
                        FIXED RATE NOTES
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Trade Date:              October 11, 1996
Issue Price:             100%
Original Issue Date:     October 17, 1996
Stated Maturity Date:    October 17, 2008
Interest Rate:           7.23%
Exchange Rate Agent:     N/A
Agent:                   Merrill Lynch & Co.
Minimum Denomination:    $100,000
Interest Payment Dates:  January 15 and July 15
Record Dates:            December 31 and June 30

Book Entry:    [X]
Certificated:  [ ]
Principal Amount:        $25,000,000
Net Proceeds:            $24,843,750
Specified Currency:      U.S. Dollars

Redemption:
  Check box opposite applicable paragraph:
  [X]  The Notes cannot be redeemed prior to maturity.
  [ ]  The Notes may be redeemed prior to maturity.
  Initial Redemption Date:
  Initial Redemption Percentage:
  Annual Redemption Percentage Reduction, if any:

Repayment:
  Check box opposite applicable paragraph:
  [X]  The Notes cannot be repaid prior to maturity.
  [ ]  The Notes may be repaid prior to maturity.
  Optional Repayment Dates:

Additional/Other Terms:     N/A


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     The Notes to which this Pricing Supplement relates will
constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. As of August 31, 1996, the Guarantor did not have any secured indebtedness outstanding, and CHL had $282,238,000 aggregate principal amount of secured indebtedness outstanding. As of such date, CHL had $4,972,300,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes to which this Pricing Supplement relates.